                                                                   EXHIBIT 10.19

                                 LOAN AGREEMENT

                                     BETWEEN

                     GLIMCHER PROPERTIES LIMITED PARTNERSHIP
                         A DELAWARE LIMITED PARTNERSHIP
                         HAVING ITS PRINCIPAL OFFICE AT
                     150 E. GAY STREET, COLUMBUS, OHIO 43215

                                       AND

                                  BANK ONE, NA,
                         A NATIONAL BANKING ASSOCIATION
                         HAVING ITS PRINCIPAL OFFICE AT
                100 EAST BROAD STREET, COLUMBUS, OHIO 43271-0208

                           Dated as of January 5, 2004

                                TABLE OF CONTENTS

ARTICLE 1................................................................................    1
INCORPORATION OF RECITALS AND EXHIBITS...................................................    1
   1.1      Incorporation of Recitals....................................................    1
   1.2      Incorporation of Exhibits....................................................    2
ARTICLE 2................................................................................    2
DEFINITIONS..............................................................................    2
   2.1      Defined Terms................................................................    2
   2.2      Other Definitional Provisions................................................   12
ARTICLE 3................................................................................   12
BORROWER'S REPRESENTATIONS AND WARRANTIES................................................   12
   3.1      Representations and Warranties...............................................   12
   3.2      Survival of Representations and Warranties...................................   15
ARTICLE 4................................................................................   16
LOAN AND LOAN DOCUMENTS..................................................................   16
   4.1      Agreement to Borrow and Lend; Lender's Obligation to Disburse................   16
   4.2      Loan Documents...............................................................   16
   4.3      Term of Loan.................................................................   17
   4.4      Prepayments..................................................................   18
   4.5      Required Principal Payments..................................................   18
   4.6      Late Charge..................................................................   18
ARTICLE 5................................................................................   19
INTEREST.................................................................................   19
   5.1      Interest Rate................................................................   19
ARTICLE 6................................................................................   22
ARTICLE 7................................................................................   22
LOAN EXPENSE AND ADVANCES................................................................   22
   7.1      Loan and Administration Expenses.............................................   22
   7.2      Commitment Fee...............................................................   22
   7.3      Extension Fee................................................................   22
   7.4      Lender's Attorneys' Fees and Disbursements...................................   22
   7.5      Time of Payment of Fees and Expenses.........................................   23
   7.6      Right of Lender to Make Advances to Cure Borrower's Defaults.................   23
ARTICLE 8................................................................................   23
OTHER COVENANTS..........................................................................   23
   8.1      Borrower further covenants and agrees as follows:............................   23
   8.2      Authorized Representative....................................................   24
ARTICLE 9................................................................................   25
ASSIGNMENTS BY LENDER AND BORROWER.......................................................   25
   9.1      Assignments and Participations...............................................   25
   9.2      Prohibition of Assignments and Transfers by Borrower.........................   25
   9.3      Successors and Assigns.......................................................   25
ARTICLE 10...............................................................................   25
TIME OF THE ESSENCE......................................................................   25
   10.1     Time is of the Essence.......................................................   25
   Borrower agrees that time is of the essence under this Agreement......................   25

ARTICLE 11...............................................................................   25
EVENTS OF DEFAULT........................................................................   25
ARTICLE 12...............................................................................   27
LENDER'S REMEDIES IN EVENT OF DEFAULT....................................................   27
   12.1     Remedies Conferred Upon Lender...............................................   27
ARTICLE 13...............................................................................   27
   13.1     Captions.....................................................................   28
   13.2     Modification; Waiver.........................................................   28
   13.3     Governing Law................................................................   28
   13.4     Acquiescence Not to Constitute Waiver of Lender's Requirements...............   28
   13.5     Disclaimer by Lender.........................................................   28
   13.6     Partial Invalidity; Severability.............................................   28
   13.7     Definitions Include Amendments...............................................   29
   13.8     Execution in Counterparts....................................................   29
   13.9     Entire Agreement.............................................................   29
   13.10    Waiver of Damages............................................................   29
   13.11    Claims Against Lender........................................................   29
   13.12    Jurisdiction.................................................................   30
   13.13    Set-Offs.....................................................................   31
ARTICLE 14...............................................................................   31
ARTICLE 15...............................................................................   33

                           EXHIBITS TO LOAN AGREEMENT

Exhibit A         List of Class A Members

DRAFT 12/31/03

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT ("Agreement") is made as January 5, 2004, by and between GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership ("Borrower"), and BANK ONE, NA, a national banking association, its successors and assigns ("Lender").

                                    RECITALS

         A. Borrower is the Manager of Polaris Mall, LLC, a Delaware limited liability company ("Guarantor"), which is the sole member of PFP Columbus, LLC, a Delaware limited liability company ("PFP") that owns the enclosed mall commonly known as Polaris Fashion Place located in Columbus, Ohio (the "Property").

         B. Guarantor has three (3) groups of members, (i) Borrower, that owns 39.2857% of Guarantor's total issued and outstanding membership interests ("GPLP Interest"), (ii) N.P. Limited Partnership, an Ohio limited partnership ("NPLP") that owns 21.4286% of Guarantor's total issued and outstanding membership interests (the "NPLP Interest"), and (iii) the Class A Members, all of which are more specifically identified, along with each of their ownership percentages on Exhibit "A" attached hereto and incorporated herein, and the Class A Members collectively own 39.2857% of Guarantor's total issued and outstanding membership interests (the "Class A Interest").

         C. Borrower wishes to purchase the NPLP Interest and the Class A Interest from their respective owners (the "Share Acquisition") and has requested a loan from Lender for the purpose of financing the Share Acquisition (the "Loan") and Lender wishes to make the Loan to Borrower for the purpose of financing the Share Acquisition, which will be secured by a pledge and lien on Borrower's One Hundred Percent (100%) membership interest in Guarantor (the "Pledged Interest") and on such other terms and conditions as hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                     INCORPORATION OF RECITALS AND EXHIBITS

         1.1      Incorporation of Recitals.

         The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

         1.2      Incorporation of Exhibits.

         Exhibit A to this Agreement, attached hereto is incorporated in this Agreement and expressly made a part hereof by this reference.

                                   ARTICLE 2

                                  DEFINITIONS

         2.1      Defined Terms.

         The following terms as used herein shall have the following meanings:

         Adjusted Annual EBITDA: As of the date of calculation, an annualized amount determined by taking the Consolidated Net Income for the twelve (12) most recent months for which financial results have been reported, as adjusted by (a) deducting lease termination fees and adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets, accrued distributions to owners of minority interests, other extraordinary items, real estate related depreciation, amortization and interest expense (including the Consolidated Group Pro Rata Share of such deductions and such adjustments made under GAAP); (b) deducting an annual capital reserve amount equal to the aggregate of (i) $0.15 per square foot times the gross leaseable area of Community Centers owned by the Consolidated Group at the end of such period, (ii) $0.25 per square foot times the gross leaseable area of Regional Malls owned by the Consolidated Group at the end of such period, (iii) the product of (A) the Consolidated Group Pro Rata Share multiplied by (B) $0.15 per square foot times the gross leaseable area of Community Centers owned by Investment Affiliates at the end of such period, and
(iv) the product of (A) the applicable Consolidated Group Pro Rata Share multiplied by (B) $0.25 per square foot times the gross leaseable area of Regional Malls owned by Investment Affiliates at the end of such period

         Adjusted Leverage EBITDA: For any period, Adjusted Annual EBITDA for such period (i) less that portion of positive Net Operating Income attributable to any Projects sold during the twelve (12) month period to which such positive Net Operating Income applies, (ii) less that portion of positive Net Operating Income attributable to any Projects acquired during such twelve (12) month period and (iii) plus an amount calculated by annualizing the Consolidated Group Pro Rata Share of the actual Net Operating Income of any Projects acquired by an Investment Affiliate during such period, calculated as if they were owned one hundred percent (100%) for the entire twelve (12) month period.

         Adjusted Prime Rate: A rate per annum equal to the sum of (a) the Prime Rate Margin and (b) the Prime Rate. Any change in the Adjusted Prime Rate shall be effective immediately from and after such change in the Adjusted Prime Rate.

         Adjusted Prime Rate Amount: Some or all of the indebtedness that bears interest or is requested to bear interest at the Adjusted Prime Rate.

         Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

         Agreement: This Loan Agreement.

         Authorized Representative: As such term is defined in Section 8.2.

         Bankruptcy Code: Title 11 of the United States Code entitled "Bankruptcy" as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

         Borrower: Glimcher Properties Limited Partnership, a limited partnership organized under the laws of the State of Delaware, and its successors and assigns.

         Breakage Costs: The cost to Lender of re-employing funds bearing interest at a Fixed Rate, incurred (or expected to be incurred) in connection with the Loan and relating to (i) any payment of any portion of the Loan bearing interest at a Fixed Rate prior to the termination of any applicable Interest Period, or (ii) the conversion of a Fixed Rate to any other applicable interest rate on a date other than the last day of the relevant Interest Period.

         Business Day: With respect to any borrowing, payment or rate selection of Fixed Rate Amounts, a day (other than a Saturday or Sunday) on which banks generally are open in Columbus, Ohio and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market, and for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized or obligated to close.

         Capitalized Lease: Any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.

         Capitalized Lease Obligations: The amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

         Capitalization Rate: (a) with respect to Community Centers, ten percent (10%) and (b) with respect to Regional Malls, eight and one-half percent (8.5%).

         Cash Equivalents: As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date; (ii) mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody's; (iii) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody's (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; (iv) certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1+ by S&P, and not less than P-1 by Moody's and which has a long term unsecured debt rating of not less than Al by Moody's (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase; (v) bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody's and having a long term debt rating of not less than A 1 by Moody's issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing; (vi) repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody's which are secured by U.S. Government securities of the type described in clause (i) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into; (vii) short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody's maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase; and (viii) commercial paper (having original maturities of not more than 365 days) rated at least A-l+ by S&P and P-1 by Moody's and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least A1 by Moody's.

         CCP Acquisition Contract: The agreement to purchase real estate by and among Community Center Properties I, LLC, a Delaware limited liability company, or any Affiliate as purchaser, and Borrower and its Affiliates, as sellers.

         Change in Control: Any change in the identity of the owners of the general partnership interests in the Borrower unless any such owner is a Parent Entity.

         Closing: The consummation of the Loan pursuant to the terms of this Agreement.

         Closing Date: January 5, 2004.

         Community Centers: Any Project that does not qualify as a Regional
Mall.

         Consolidated Debt Service: For any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is not amortized through periodic installments of principal and interest over the term of such Indebtedness) required to be made during such period by any member of the Consolidated Group plus (c) a percentage of all such scheduled principal payments required to be made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.

         Consolidated Group: The Borrower, the Parent Entities and all Subsidiaries which are consolidated with them for financial reporting purposes under GAAP.

         Consolidated Group Pro Rata Share: With respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group, in the aggregate, in such Investment Affiliate determined by calculating the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate.

         Consolidated Interest Expense: For any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period plus (b) the applicable Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of each Investment Affiliate for such period, whether recourse or non-recourse. Interest incurred on construction loans to fund Construction in Progress will be excluded from Consolidated Interest Expense provided that a reserve then projected to be sufficient to pay all interest due on such construction loan through the date the related Project is expected to reach stabilization has been established.

         Consolidated Net Income: For any period, the sum of (i) net earnings (or loss) after taxes (from continuing operations) of the Consolidated Group (adjusted by eliminating any such earnings or loss attributable to Investment Affiliates) plus (ii) the applicable Consolidated Group Pro Rata Share of net earnings (or loss) of all Investment Affiliates for such period, in each case determined in accordance with GAAP.

         Consolidated Net Worth means, as of any date of determination, an amount equal to (a) Total Asset Value minus (b) Consolidated Outstanding Indebtedness as of such date.

         Consolidated Outstanding Indebtedness: As of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP, plus without duplication (b) the greater of (i) the applicable Consolidated Group Pro Rata Share of all Indebtedness of each Investment Affiliate (other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group) and (ii) the amount of Indebtedness of such Investment Affiliate which is also Recourse Indebtedness to a member of the Consolidated Group

         Construction in Progress: As of any date, the projected total construction cost of any Projects then under development plus the book value of all land not then included in Unimproved Land.

         Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms "controlled by" and "under common control with", shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

         Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

         Default Rate: A rate per annum equal to three percent (3%) in excess of the Adjusted Prime Rate or Fixed Rate otherwise applicable on the Adjusted Prime Rate Amount and/or each Fixed Rate Amount outstanding, but shall not at any time exceed the highest rate permitted by law.

         Event of Default: As such term is defined in Article 11.

         Extension Fee: As such term is defined in Section 7.3.

         Extended Maturity Date: As such term is defined in Section 4.3(a).

         Extension Option: As such term is defined in Section 4.3(a).

         Extension Term: The period of time commencing on the day after the Initial Maturity Date and ending on the Extended Maturity Date.

         Financial Contract: (i) any exchange - traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

         First Mortgage Receivables: Any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of the amount of such Indebtedness and which has been designated by the Borrower as a "First Mortgage Receivable" in its most recent compliance certificate.

         Fixed Charges: For any period, the sum of (i) Consolidated Debt Service, (ii) all dividends payable on account of preferred stock or preferred operating partnership units of the Borrower or any other Person in the Consolidated Group (including dividends payable to Investment Affiliates) and
(iii) all ground lease payments to the extent not deducted as an expense in calculating Adjusted Annual EBITDA.

         Fixed Rate: The rate per annum equal to the sum of (i) three percent (3.0%) per annum, and (ii) the quotient of (a) the LIBO Rate divided by (b) one minus the Reserve Requirement expressed as a decimal.

         Fixed Rate Amount: Some or all of the indebtedness that bears or is requested to bear interest at the Fixed Rate.

         GAAP: Generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 3.1(d).

         Governmental Approvals: Collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority.

         Governmental Authority: Any federal, state, county or municipal government, or political subdivision thereof, any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, or any court, administrative tribunal, or public utility.

         Guarantee Obligations: As to any Person (the "guaranteeing person"), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary' obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

         Guarantor: Polaris Mall, LLC, a Delaware limited liability company.

         Guaranty: A guaranty of payment executed by Guarantor and pursuant to which the Guarantor guarantees payment of principal, interest and other amounts due under the Loan Documents.

         Including or including: Including but not limited to.

         Indebtedness: Of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such

Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP,
(c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark-to-Market Exposure and (i) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

         Indemnified Party: As such term is defined in Section 8.1(e).

         Initial Maturity Date: As such term is defined in Section 4.3(a).

         Initial Term: The period beginning on the Closing Date and ending on the Initial Maturity Date.

         Interest Period: A period commencing on the date selected by Borrower and ending on the last day of the period selected by Borrower as provided herein. The duration of each Interest Period shall be in one (1), two (2), three
(3) or six (6) month increments only, as selected by Borrower as provided herein; provided, however, that (a) Interest Periods commencing on the same date shall be of the same duration; (b) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of the Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if the extension would cause the last day of the Interest Period to occur in the next following calendar month, the last day of the Interest Period shall occur on the next preceding Business Day; and (c) no Interest Period shall extend beyond the Maturity Date.

         Interest Rate Option: As defined in Section 5.1(b).

         Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

         Investment Affiliate: Any Person in which the Consolidated Group, directly or indirectly, has any ownership interest, whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.

         Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

         Late Charge: As defined in Section 4.6.

         Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

         Letter of Credit: A letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

         LIBO Rate: The applicable British Bankers' Association LIBOR rate for the period equal to or next greater than the Interest Period for U.S. Dollar deposits of not less than $1,000,000.00 as of 11:00 A.M. City of London, England time two (2) Business Days prior to the first day of the Interest Period as reported by any generally recognized financial information service, provided that, if no such British Bankers Association LIBOR rate is available, the applicable rate shall instead be the rate determined by Lender to be the rate at which Lender or one of its affiliates banks offers to place deposits in U.S. Dollars with first-class banks in the London interbank market as of 11:00 A.M. City of London, England time two (2) Business Days prior to the first day of the Interest Period.

         Loan: As such term is defined in Recital C.

         Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a) as reduced by principal payments made from time to time.

         Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Loan or any obligation of payment thereof or performance of Borrower's or Guarantor's obligations in connection with the transaction contemplated hereunder, each as amended.

         Management Fee: With respect to each Project for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto and (ii) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.

         Material Adverse Change or material adverse change or Material Adverse
Effect: If the business prospects, operations or financial condition of a person, entity or property has changed in a manner which would likely impair the value of Lender's security for the Loan, prevent timely repayment of the Loan or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

         Maturity Date: July 5, 2004, or, if Borrower satisfies the conditions to extend the term of the Loan pursuant to Section 4.3(b), the Extended Maturity Date.

         Net Mark-to-Market Exposure: As of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. "Unrealized losses" means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and "unrealized profits" means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).

         Net Operating Income: With respect to any Project for any period, "property rental and other income" (as determined by GAAP) attributable to such Project accruing for such period minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower or the Parent Entities, any interest expense or other debt service charges and any non-cash charges such as depreciation or amortization of financing costs.

         Note: A promissory note, in the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

         Parent Entities: Glimcher Realty Trust and Glimcher Properties Corporation.

         Person: Any natural person, corporation, firm, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

         Prime Rate: A rate per annum equal to the prime rate of interest announced from time to time by Lender or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

         Prime Rate Margin: .50% (50 basis points) per annum.

         Property: Any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

         Project: Any real estate asset owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated as a retail property.

         Rate Management Transaction: Any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

         Regional Mall: A Project having a gross leaseable area of at least 150,000 square feet for in-line tenants.

         Reserve Requirement: With respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         State: The State of Ohio.

         Subsidiaries: (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or
(ii) any partnership, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower

         Total Asset Value: shall mean, as of the date of calculation, the aggregate of (a) that portion of the Adjusted Leverage EBITDA attributable to Community Centers owned by a member of the Consolidated Group at all times during the most recent twelve (12) month period for which financial results have been reported divided by the Capitalization Rate applicable to Community Centers, plus (b) that portion of the Adjusted Leverage EBITDA attributable to Retail Malls owned by a member of the Consolidated Group at all times during such twelve (12) month period divided by the Capitalization Rate applicable to Regional Malls, plus (c) one hundred percent (100%) of the price paid (including assumed debt) for any Community Centers or Regional Malls (to the extent not included in Construction in Progress in clauses (h) or (i) of this definition) acquired by a member of the Consolidated Group or the Consolidated Group Pro Rata Share thereof if acquired by an Investment Affiliate during such twelve
(12) month period, plus (d) that portion of Adjusted Leverage EBITDA attributable to Projects owned by Investment Affiliates (excluding one hundred percent (100%) of the Adjusted Annual EBITDA attributable to Projects not owned by an Investment Affiliate for the entire twelve (12) months from which Adjusted Leverage EBITDA is calculated) divided by the Capitalization Rate applicable to such Project plus (e) the applicable Consolidated Group Pro Rata Share of the price paid (including assumed debt) for Projects (to the extent not included in Construction in Progress in clauses (h) and (i) of this definition) acquired by Investment Affiliates during such twelve (12) month period, plus (f) Cash, Cash Equivalents and First Mortgage Receivables owned by a member of the Consolidated Group, plus (g) the applicable Consolidated Group Pro Rata Share of Cash, Cash Equivalents and First Mortgage Receivables owned by any Investment Affiliate plus (h) the book value (as determined in accordance with GAAP) of Construction In Progress and Unimproved Land of the Consolidated Group, plus, (i) the applicable Consolidated Group Pro Rata Share of the book value (as determined in accordance with GAAP) of Construction In

Progress and Unimproved Land of each Investment Affiliate. For purposes of clauses (h) and (i), Construction In Progress shall include any newly built Project for which a certificate of occupancy has been issued, if, as of the end of the twelve (12) months for which Adjusted Leverage EBITDA is calculated, it has been twelve (12) months or less since such certificate of occupancy was issued; provided, however, Borrower, at its option, may elect not to include a Project which otherwise qualifies for inclusion in Construction In Progress and include the income from such Project in the calculation of (a), (b) and (d) above, as applicable.

         Transfer: Any sale, transfer, conveyance, alienation, pledge, assignment, mortgage, encumbrance hypothecation or other disposition of (a) all or any portion of the Pledged Interest, or (b) all or any portion of the Borrower's right, title and interest (legal or equitable) in and to the Pledged Interest.

         Unimproved Land: As of any date, any land which (i) is not appropriately zoned for retail development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by the Borrower in a certificate delivered to Lender as land that is reasonably expected to satisfy all such criteria within six (6) months after such date.

         2.2      Other Definitional Provisions.

         All terms defined in this Agreement shall have the same meanings when used in the Note, Mortgage, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement.

                                   ARTICLE 3

                    BORROWER'S REPRESENTATIONS AND WARRANTIES

         3.1      Representations and Warranties.

         To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender as follows:

                  (a) Borrower is a limited partnership duly organized and validly existing under the laws of the State of Delaware, with its principal place of business in Columbus, Ohio and is duly qualified as a foreign limited partnership, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority would not have a Material Adverse Effect. Guarantor is organized, validly existing and in full force and effect under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing or in full force and effect and to have the requisite authority would not have a Material Adverse Effect.

                  (b) The Borrower has the limited partnership power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper limited partnership proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

                  (c) Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or Guarantor or the Borrower's or Guarantor's articles of organization, operating agreements, partnership agreement, or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or Guarantor is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or Guarantor pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents.

                  (d) All consolidated financial statements of Borrower heretofore or hereafter delivered to the Lender were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. From the preparation date of the most recent financial statements delivered to Lender through the execution date hereof, there was no change in the business, properties, or condition (financial or otherwise) of the Borrower and Guarantor which could reasonably be expected to have a Material Adverse Effect.

                  (e) The Borrower and Guarantor have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or Guarantor except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. No tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the Borrower and Guarantor in respect of any taxes or other governmental charges are adequate.

                  (f) There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower and/or Guarantor which could reasonably be expected to have a Material Adverse

Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements delivered to Lender or as set forth in a separate written notice to Lender after the execution date hereof on or about the date such material contingent obligations are incurred.

                  (g) No information, exhibit or report furnished by Borrower and/or Guarantor to Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

                  (h) Neither the Borrower nor Guarantor is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could have a Material Adverse Effect, or (ii) any agreement or instrument evidencing or governing Indebtedness, which default would constitute a Default hereunder.

                  (i) The Borrower and the Guarantor have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. Neither the Borrower nor Guarantor have received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable federal, state and local environmental, health and safety statutes and regulations or the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could have a Material Adverse Effect.

                  (j) Neither the Borrower nor Guarantor nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

                  (k) Neither the Borrower nor the Guarantor nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  (l) Immediately after the Closing Date and immediately following the making of the Loan and after giving effect to the application of the proceeds of such Loan, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

                  (m) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

                  (n) The execution, delivery or performance of the Loan Documents required to be delivered by the Borrower hereunder will not result in the creation of any Lien on any Projects of the Consolidated Group. No consent to the transactions contemplated hereunder is required from any ground lessor or mortgagee or beneficiary under a deed of trust or any other party except as has been delivered to the Lender.

                  (o) Borrower and Guarantor are not (and will not be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury of the United States of America (including, those Persons named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not knowingly engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to Lender with any additional information that Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities.

                  (p) The membership interests owned by Borrower in Guarantor are uncertificated within the meaning of Article 8 of the Uniform Commercial Code as applicable in the State of Delaware.

                  (q) All statements set forth in the Recitals are true and correct.

         3.2      Survival of Representations and Warranties.

         Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true on the Closing Date and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter. Each request for a disbursement under the Loan Documents shall constitute a reaffirmation of such representations and warranties, as deemed modified in accordance with the disclosures made and approved as aforesaid, as of the date of such request. It shall be a condition precedent to the Closing and any subsequent disbursement that each of said representations and warranties is true and correct as of the date of such requested disbursement.

Each disbursement of Loan proceeds shall be deemed to be a reaffirmation by Borrower that each of the representations and warranties is true and correct as of the date of such disbursement. In addition, at Lender's request, Borrower shall reaffirm such representations and warranties in writing prior to each disbursement hereunder.

                                   ARTICLE 4

                             LOAN AND LOAN DOCUMENTS

         4.1      Agreement to Borrow and Lend; Lender's Obligation to Disburse.

         Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan Amount, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.

                  (a) The maximum aggregate principal amount of the Loan shall not exceed Thirty-Six Million Five Hundred Thousand Dollars
($36,500,000.00).

                  (b) Lender agrees that it will provide the Loan Amount to Borrower, so long as (i) Borrower complies with and satisfies all conditions precedent to Closing, (ii) no Material Adverse Change has occurred with respect to Borrower or Guarantor, and (iii) no default or Event of Default has occurred and is continuing hereunder.

                  (c) To the extent that Lender may have acquiesced in noncompliance with any requirements precedent to the Closing, such acquiescence shall not constitute a waiver by Lender unless set forth in a written waiver executed by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

         4.2      Loan Documents

         Borrower agrees that it will, on or before the Closing, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

                  (a)      The Note.

                  (b) Pledge and Security Agreement of forty-eight and 99/100 percent (48.99%) of Borrower's membership interest in Polaris Mall.

                  (c) Pledge and Security Agreement of fifty-one and 01/100 percent (51.01%) of Borrower's membership interest in Polaris Mall, representing the balance of Borrower's one hundred percent (100%) membership interest in Polaris Mall.

                  (d)      The Guaranty.

                  (e)      Negative Pledge Agreement.

                  (f) Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the laws of the State.

         4.3      Term of Loan.

                  (a) All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the earlier of (i) the Maturity Date; or (ii) the closing of the sale by Borrower of at least sixty-six percent (66%) of the properties identified in the CCP Acquisition Contract (the "Initial Maturity Date"). All references herein to the Maturity Date shall mean Initial Maturity Date. However, subject to subsection (b) below, Borrower shall have the right to extend the Maturity Date for an additional six (6) month term (the "Extension Option"), thereby extending the Maturity Date to the six (6) month anniversary of the Initial Maturity Date (the "Extended Maturity Date").

                  (b) Borrower may only exercise the Extension Option upon satisfying the following conditions:

                           (1)      The closing of the sale of at least
                                    sixty-six percent (66%) of the properties identified in the CCP Acquisition Contract shall not have occurred.

                           (2) Borrower shall have delivered to Lender written notice of such election no earlier than sixty (60) days and no later than thirty (30) prior to the Initial Maturity Date;

                           (3) Lender shall have received Borrower's and Guarantor's current financial statements, certified as correct by Borrower and Guarantor. There must be no material adverse change in Borrower's or Guarantor's financial condition. Borrower shall provide a certificate stating and demonstrating that it is in compliance with the financial covenants set forth in Section 8.1(c) and
                                    (d) of this Agreement;

                           (4) Borrower shall pay to Lender on or before July 6, 2004, the Extension Fee, which shall be an amount equal to one-eighth of one percent (0.125% or 125 basis points) of the Loan Amount; and

                           (5) No Event of Default exists under the Loan Documents, nor any event which would be an Event of Default if not cured within the time allowed.

         4.4      Prepayments.

         Borrower shall have the right, at any time without penalty, to make prepayments of the Loan, in whole or in part, provided that any such prepayment relates to any portion of the principal amount of the Loan bearing interest at the Adjusted Prime Rate and provided further, that Lender receives at least forty-eight (48) hours prior written notice of the intent to make such prepayment. Borrower may prepay all or any portion of the principal amount of the Loan bearing interest at a Fixed Rate, provided that if Borrower makes any such prepayment, other than on the last day of an Interest Period, Borrower (a) with such prepayment, shall pay all accrued interest on the principal amount prepaid (unless less than all of the principal amount of the Loan is being prepaid, in which case such interest shall be due and payable on the next scheduled interest payment date), (b) with such prepayment, shall pay an administrative fee of $250.00, and (c) on demand, shall reimburse Lender and hold Lender harmless from all losses and expenses incurred by Lender as a result of such prepayment, including, without limitation, any losses and expenses arising from the liquidation or reemployment of deposits acquired to fund or maintain the principal amount prepaid. Lender's determination of the amount of such reimbursement shall be conclusive in the absence of manifest error.

         4.5      Required Principal Payments.

                  (a) Borrower shall pay to Lender (i) during the Initial Term on the first day of every calendar month (the "Monthly Payment Date") beginning February 1, 2004, an amount equal to interest only on the outstanding principal balance of the Loan, (ii) during the Extension Term on the Monthly Payment Date, One Hundred Twenty-Five Thousand and 00/100 Dollars ($125,000.00) plus interest on the outstanding principal balance of the Loan.

                  (b) For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately succeeding Business Day. Lender shall have the right from time to time, in its sole discretion, upon not less than thirty (30) days prior written notice to Borrower, to change the Monthly Payment Date to a different calendar day each month which is not more than five (5) days earlier nor more than five (5) days later in any calendar month. All amounts due pursuant to this Agreement, the Note and the other Loan Documents shall be payable without set-off, counterclaim, defense or any other deduction whatsoever.

                  (c) Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note and the other Loan Documents.

         4.6      Late Charge.

         Any and all amounts due hereunder or under the other Loan Documents which remain unpaid more than ten (10) days after the date said amount was due and payable shall incur a fee (the "Late Charge") of five percent (5%) per annum of said amount or Twenty-Five Dollars ($25.00), whichever is greater, up to a maximum amount of One Thousand Five Hundred Dollars ($1,500.00) per Late Charge to compensate Lender for administrative expenses and other costs of delinquent payments. The Late Charge may be assessed without notice and shall be immediately due and payable and shall be in addition to all of Lender's other rights and remedies under the Loan Documents.

         4.7 Application of Payments. Unless otherwise agreed to in writing, or otherwise required by applicable law, payments will be applied first to accrued, unpaid interest, then to principal, and any remaining amount to any unpaid collection costs, late charges and other charges, provided, however, upon delinquency or other default, Lender reserves the right to apply payments among principal, interest, late charges, collection costs and other charges at its discretion. All prepayments shall be applied to the indebtedness owing hereunder in such order and manner as Lender may from time to time determine in its sole discretion. The amount of the principal balance of the Loan outstanding from time to time as shown on the records of Lender shall be conclusive absent manifest error as to such amount.

                                   ARTICLE 5

                                    INTEREST

         5.1      Interest Rate.

                  (a) The Loan will bear interest at the Adjusted Prime Rate, unless (i) the Default Rate is applicable; or (ii) Borrower elects an Interest Rate Option with respect to a portion of the Loan. Borrower shall pay interest in arrears on the first day of every calendar month in the amount of all interest accrued and unpaid.

                  (b) Provided that no Event of Default exists, Borrower shall have the option as described in (c) below (the "Interest Rate Option") to elect from time to time in the manner and subject to the conditions hereinafter set forth, a Fixed Rate as the applicable rate for all or any portion of the Loan which would otherwise bear interest at the Adjusted Prime Rate.

                  (c) Borrower may elect that as of any Business Day designated by Borrower, upon notice that is received by Lender not later than noon (Columbus, Ohio, local time) two (2) Business Days prior to such designated date, interest on a Fixed Rate Amount accrue at a Fixed Rate during an Interest Period. Each such notice shall specify (i) the amount of such Fixed Rate Amount, and (ii) the Interest Period. In addition, Borrower may as of any designated Business Day, upon notice that is received by Lender not later than noon (Columbus, Ohio, local time) two (2) Business Days prior to such designated Business Day, convert an Adjusted Prime Rate Amount into a Fixed Rate Amount or continue a Fixed Rate Amount as a Fixed Rate Amount for a new Interest Period, provided, that Borrower may make such conversion or continuation only on the last day of the Interest Period. Each such notice of conversion or continuation shall specify (A) the date of such conversion or continuation, (B) the amount to be converted or continued, and (C) if applicable, the Interest Period. Any amount not complying with the foregoing requirements for an amount bearing interest at the Fixed Rate shall bear interest at the Adjusted Prime Rate. Any Fixed Rate Amount not continued as a Fixed Rate Amount in compliance with the foregoing requirements shall, after the end of the Interest Period, bear interest at the Adjusted Prime Rate, whether or not Borrower has elected to convert the Fixed Rate Amount to the Adjusted Prime Rate Amount.

                  (d) Lender shall be entitled to fund and maintain its funding of all or any part of the Loan in any manner it sees fit; provided, however, for the purpose of the Loan, all determinations hereunder shall be made as if Lender had actually funded and maintained each Fixed Rate Amount through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the Fixed Rate for such Interest Period.

                  (e) A Fixed Rate Amount must be in a minimum amount of One Million Dollars ($1,000,000.00), with increments of One Million Dollars ($1,000,000.00) thereafter, and at no time may there be more than three (3) Interest Periods for any Fixed Rate Amounts in effect with respect to the Loan.

                  (f) In respect of any Fixed Rate Amount, in the event that Lender shall have determined that (i) dollar deposits of the relevant amount for the relevant Interest Period for such Fixed Rate Amount are not available, or (ii) by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBO Rate applicable to such Interest Period in the manner provided in the definition of such term, or
(iii) the relevant interest rates referred to in the definition of LIBO Rate do not accurately cover the cost to the Lender of making or maintaining Fixed Rate Amounts, as the case may be, Lender shall promptly give notice of such determination to the Borrower and (i) the obligation of Lender to make Fixed Rate Amounts shall be suspended until Lender notifies Borrower that the circumstances giving rise to the suspension no longer exist, (ii) any notice of new Fixed Rate Amounts (or the conversion of existing Fixed Rate Amounts or Adjusted Prime Rate Amounts to Fixed Rate Amounts) previously given by the Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice that such amounts shall bear interest at the Adjusted Prime Rate, and
(iii) the Borrower shall be obligated either to prepay or to convert any outstanding Fixed Rate Amounts on the last day of the then current Interest Period or Periods with respect thereto, as Borrower shall elect.

                  (g) Borrower shall pay to Lender from time to time such amounts as Lender may determine to be necessary to compensate Lender for any costs incurred by Lender which Lender determines are attributable to its making or maintaining any Fixed Rate Amount hereunder or its obligation to make any such Fixed Rate Amount hereunder, or any reduction in any amount receivable by Lender under this Agreement in respect of any such Fixed Rate Amount or such obligation (such costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any change after the Closing Date in U.S. federal, state, municipal, or foreign laws or regulations (including Regulation
D), or the adoption or making after such date of any interpretations, directives, or requirements applying to a class of banks including Lender of or under any U. S. federal, state, municipal, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof ("Regulatory Change"), which: (1) changes the basis of taxation of any amounts payable to Lender under the Loan Agreement in respect of any such Fixed Rate Amount (other than taxes imposed on the overall net income of the Lender); or
(2) imposes or modifies any reserve, special deposit, compulsory loan, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Lender (including any such Fixed Rate Amount or any deposits referred to in the definition of any LIBO
Rate); or (3) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities). Lender will notify the Borrower of any event occurring after the Closing Date which will entitle Lender to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Lender for purposes of this paragraph of the effect of any Regulatory Change in its costs of making or maintaining Fixed Rate Amounts or on amounts receivable by it in respect of Fixed Rate Amounts, and of the additional amounts required to compensate Lender in respect of any Additional Costs, shall be presumed prima facie correct.

                  (h) If at any time any new law, treaty or regulation enacted after the date hereof, or any change after the date hereof in any existing law, treaty or regulation, or any interpretation thereof after the date hereof by any governmental or other regulatory authority charged with the administration thereof, shall make it unlawful for Lender to fund any Fixed Rate Amounts with moneys obtained in the London interbank market, the commitment of Lender to extend Fixed Rate Amounts shall, upon the happening of such event forthwith be suspended for the duration of such illegality, and Lender shall by written notice to the Borrower declare that the commitment to extend Fixed Rate Amounts has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and Lender shall similarly notify the Borrower. If any such change shall make it unlawful for Lender to continue in effect the funding in the applicable London interbank market of any Fixed Rate Amount previously made by it hereunder, Lender shall, upon the happening of any such event, notify the Borrower in writing stating the reasons therefor, and the Borrower shall, on the earlier of (i) the last day of then current Interest Period or (ii) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert all Fixed Rate Amounts to Adjusted Prime Rate Amounts or prepay all Fixed Rate Amounts to Lender in full, as Borrower shall elect.

                  (i) Interest at the Adjusted Prime Rate or one or more Fixed Rates (or Default Rate), as applicable, shall be computed by applying the ratio of the applicable annual interest rate over a year of 360 days, multiplied by the applicable outstanding principal balance, multiplied by the actual number of days the applicable principal balance is outstanding.

                  (j) Borrower shall pay all Breakage Costs incurred from time to time by Lender upon demand.

         5.2 Payment on the Maturity Date. The entire unpaid principal balance, all accrued and unpaid interest and all other amounts due and payable hereunder shall be due and payable in full on the Maturity Date.

         5.3 Payment on a Non-Business Day. If any payment due hereunder is due and payable on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest under this Agreement. All payments of principal and interest hereunder shall be made without deduction of any present or future taxes, levies, imposts, duties, fees, assessments, withholdings or other charges, which amounts shall be paid by Borrower, and without any other setoff or counterclaim of any kind.

                                   ARTICLE 6

         [Intentionally Omitted]

                                   ARTICLE 7

                            LOAN EXPENSE AND ADVANCES

         7.1      Loan and Administration Expenses.

         Borrower unconditionally agrees to pay all direct expenses of the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other reasonable out of pocket expenses incurred by Lender pursuant to the Loan Documents, and also including, without limiting the generality of the foregoing, all recording and filing and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and counsel's fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel's fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan.

         7.2      Commitment Fee.

         Borrower shall pay to Lender at Closing, a commitment fee equal to ..375% of the Loan Amount.

         7.3      Extension Fee.

         On or before July 6, 2004, provided that Borrower shall exercise Borrower's Extension Option, Borrower shall pay to Lender an extension fee equal to .125% percent of the Loan Amount (the "Extension Fee").

         7.4      Lender's Attorneys' Fees and Disbursements.

         Borrower agrees to pay Lender's attorney fees and disbursements incurred in connection with this Loan, including (i) the preparation of this Agreement, the other Loan Documents and the preparation of the closing binders, and (ii) after an Event of Default, the enforcement of the terms of this Agreement and the other Loan Documents.

         7.5      Time of Payment of Fees and Expenses.

         Borrower shall pay all expenses and fees incurred as of the Closing on the Closing Date (unless sooner required herein). At the time of the Closing, Lender may pay from the proceeds of the initial disbursement of the Loan all Loan expenses. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan.

         7.6      Right of Lender to Make Advances to Cure Borrower's Defaults.

         In the event that Borrower fails to perform any of Borrower's covenants, agreements or obligations contained in this Agreement or any of the Loan Documents (including the obligation to pay accrued interest upon the Loan when due) (after first providing Borrower with notice and the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Loan Documents and shall bear interest at a rate per annum equal to the applicable rate hereunder (or Default Rate following an Event of Default).

                                   ARTICLE 8

                                 OTHER COVENANTS

         8.1      Borrower further covenants and agrees as follows:

                  (a) Closing of Loan on or Prior to Loan Closing Date. All conditions precedent to the Closing of the Loan shall be complied with on or prior to the Closing Date. If such conditions are not complied with as of the Closing Date, Lender may at its sole option terminate Lender's obligation to fund the Loan by written notice to Borrower.

                  (b) Furnishing Information. (i) Borrower shall deliver or cause to be delivered within one hundred and twenty (120) days of the end of each calendar year to Lender (a) annual audited financial statements for the Consolidated Group, consolidated and consolidating balance sheet as of the close of such period and the related audited consolidated and consolidating statements of income and retained earnings and of cash flows of the Consolidated Group for such period, setting forth in each case in comparative form the figures for the previous year, all certified by the Borrower's chief financial officer or chief accounting officer; and (b) annual audited financial statements for Glimcher Realty Trust; (ii) Borrower shall also deliver or cause to be delivered to Lender quarterly interim financial statements for Glimcher Realty Trust within sixty (60) days of the end of each fiscal quarter.

                  (c) Consolidated Net Worth. The Consolidated Group shall maintain a Consolidated Net Worth of not less than Seven Hundred Twenty-Five Million Dollars ($725,000,000.00) plus eighty-five percent (85%) of the equity contributions or sales of treasury stock received by the Borrower or any Parent Entity after the Closing.

                  (d) Indebtedness and Cash Flow Covenants. The Borrower shall not permit (i) adjusted Annual EBITDA to be less than 1.65 times Consolidated Debt Service at any time;

(ii) adjusted Annual EBITDA to be less than 1.50 times Fixed Charges at any time; or (iii) Consolidated Outstanding Indebtedness to be more than sixty-five percent (65%) of Total Asset Value at any time.

                  (e) Lost Note. Upon Lender's furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

                  (f) Indemnification. Borrower shall indemnify Lender, including each party owning an interest in the Loan and their respective officers, directors, employees and consultants (each, an "Indemnified Party") and defend and hold each Indemnified Party harmless from and against all claims, injury, damage, loss and liability, cost and expense (including attorneys' fees, costs and expenses) of any and every kind to any persons or property by reason of any breach of representation or warranty, default or Event of Default under this Agreement or any other Loan Document. No Indemnified Party shall be entitled to be indemnified against its own gross negligence or willful misconduct.

                  (g) Compliance With Laws. Borrower shall comply with all applicable requirements (including applicable Laws) of any Governmental Authority having jurisdiction over Borrower.

                  (h) Organizational Documents. Borrower shall not, without the prior written consent of Lender, permit (i) the transfer or admission of any new general partner, or (iii) any dissolution or termination of its existence.

                  (i) Government Regulation. Borrower shall not (a) be or become subject to any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (b) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

         8.2      Authorized Representative.

         Borrower hereby appoints George A. Schmidt as its Authorized Representative for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. Borrower may appoint a successor Authorized Representative by providing prior written notice of such appointment to Lender. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative. No more than on person shall serve as Authorized Representative at any given time.

                                   ARTICLE 9

                       ASSIGNMENTS BY LENDER AND BORROWER

         9.1      Assignments and Participations.

         Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan. Borrower agrees to cooperate with Lender's efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower's rights under the Loan Documents.

         9.2      Prohibition of Assignments and Transfers by Borrower.

         Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Lender, in Lender's sole discretion, Borrower shall not suffer or permit any Transfer.

         9.3      Successors and Assigns.

         Subject to the foregoing restrictions on transfer and assignment contained in this Article 9, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

                                   ARTICLE 10

                               TIME OF THE ESSENCE

         10.1     Time is of the Essence.

         Borrower agrees that time is of the essence under this Agreement.

                                   ARTICLE 11

                                EVENTS OF DEFAULT

         The occurrence of any one or more of the following shall constitute an "Event of Default" as said term is used herein:

                  (a) Failure of Borrower (i) (A) to make any principal payment when due, (B) to pay any interest within five (5) business days after the date when due or (C) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable; or (ii) for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as (Y) Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender's notice; and provided further that if a different notice or grace period is specified under any other subsection of this
Section 11.1 with respect to a particular breach, or if another subsection of this Section 11.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control.

                  (b)      Any Transfer or other disposition in violation of
Section 9.2.

                  (c)      A Change in Control of Borrower.

                  (d) If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or Guarantor is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in
(a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

                  (e) Borrower or Guarantor shall commence a voluntary case concerning Borrower or such Guarantor under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or Guarantor under the Bankruptcy Code and relief is ordered against Borrower or Guarantor, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy
Code) is appointed for or takes charge of all or substantially all of the property of Borrower or Guarantor; or the Borrower or Guarantor commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or Guarantor; or there is commenced against Borrower or Guarantor any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or Guarantor fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or Guarantor by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

                  (f) Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or Guarantor are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

                  (g) If a Material Adverse Change occurs with respect to Borrower or Guarantor.

         The occurrence of any other event or circumstance expressly denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

                                   ARTICLE 12

                      LENDER'S REMEDIES IN EVENT OF DEFAULT

         12.1     Remedies Conferred Upon Lender.

         Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

                  (a) Execute upon its security interest in the Pledged Interest pursuant to the terms of the Loan Documents and do anything which is necessary or appropriate in its sole judgment to fulfill the obligations of Borrower under this Agreement and the other Loan Documents.

                  (b) Withhold further disbursement of the proceeds of the Loan and/or terminate Lender's obligations to make further disbursements hereunder;

                  (c)      Declare the Note to be immediately due and payable;

                  (d) Use and apply any monies deposited by Borrower with Lender, regardless of the purposes for which the same was deposited, to cure any such default or to apply on account of any indebtedness under this Agreement which is due and owing to Lender; and

                  (e) Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

         Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 11.1(e), all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

                                   ARTICLE 13

                               GENERAL PROVISIONS

         13.1     Captions.

         The captions and headings of various Articles, Sections and subsections of this Agreement and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

         13.2     Modification; Waiver.

         No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

         13.3     Governing Law.

         Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Ohio.

         13.4     Acquiescence Not to Constitute Waiver of Lender's
Requirements.

         Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any construction or nonconstruction conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

         13.5     Disclaimer by Lender.

         This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable to any contractors, subcontractors, supplier, architect, engineer, tenant or other party for labor or services performed or materials supplied in connection with the Construction. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Project. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third-party beneficiary status or recognition of same by the Lender.

         13.6     Partial Invalidity; Severability.

         If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this

Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         13.7     Definitions Include Amendments.

         Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

         13.8     Execution in Counterparts.

         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         13.9     Entire Agreement.

         This Agreement and any exhibits attached hereto, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

         13.10    Waiver of Damages.

         In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower for itself and its Guarantor waive all claims for punitive, exemplary or consequential damages.

         13.11    Claims Against Lender.

         Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender's ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the

Loan. Guarantor is not intended to have any rights as a third-party beneficiary of the provisions of this Section 13.11.

         13.12    Jurisdiction.

         TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A "PROCEEDING"), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF COLUMBUS COUNTY OF FRANKLIN AND STATE OF OHIO, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY OHIO STATE OR UNITED STATES COURT SITTING IN THE CITY OF COLUMBUS AND COUNTY OF FRANKLIN MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

         13.13 USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

         IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for
Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents, and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

         13.14    Set-Offs.

         After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs Lender from time to time to charge Borrower's accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Note or under any other Loan Document. Borrower hereby grants to Lender a security interest in and to all such accounts and deposits maintained by the Borrower with Lender (or its Affiliates).

                                   ARTICLE 14

                                     NOTICES

         Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

            If to Borrower:      Glimcher Properties Limited Partnership
                                 150 E. Gay Street
                                 Columbus, Ohio 43215

                                 Attention: George A. Schmidt, Esq.
                                 Telephone: (614) 621-9000
                                 Facsimile: (614) 621-8863

            With a copy to:      Frost Brown Todd LLC
                                 One Columbus, Suite 1000
                                 10 West Broad Street
                                 Columbus, Ohio 43215-3467

                                 Attention: John I. Cadwallader, Esq.
                                 Telephone: (614) 464-1211
                                 Facsimile: (614) 464-1737

            If to Lender:        BANK ONE, NA
                                 100 East Broad Street
                                 Columbus, Ohio 43271-0208

                                 Attention: David A. DeVictor
                                 Telephone: (614) 248-5550
                                 Facsimile: (614) 248-2227

            With a copy to:      Bricker & Eckler LLP
                                 100 South Third Street
                                 Columbus, Ohio 43215

                                 Attention: Charles McCreary, Esq.
                                 Telephone: (614) 227-2387
                                 Facsimile: (614) 227-2390

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

                  [Remainder of Page Intentionally Left Blank]

                                   ARTICLE 15

                              WAIVER OF JURY TRIAL

         BORROWER AND LENDER EACH HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THIS DOCUMENT, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

         EXECUTED as of the date first set forth above.

                                       BORROWER:

                                       GLIMCHER PROPERTIES LIMITED PARTNERSHIP, a Delaware limited partnership

                                       By: GLIMCHER PROPERTIES CORPORATION, its
                                           sole general partner, a Delaware
                                           corporation

                                       Name: ___________________________________
                                             George A. Schmidt, Executive Vice
                                             President

                                       Borrower's Tax ID No. 31-1390925

                                       LENDER:

                                       BANK ONE, NA

                                       By: _____________________________________
                                       Name: ___________________________________
                                       Title:___________________________________

                                    EXHIBIT A

                             List of Class A Members

Owner Name                             Percentage Ownership
----------                             --------------------
Yogo Development Co., LLC                      3.9286%

Williams-Fair III, LLC                         1.9643%

LAW Polaris LLC                              14.47795%

NEK Polaris LLC                              11.61045%

TPKFF Polaris LLC                              2.8675%

Thomas L. Kaplin                               0.7857%